NEWS RELEASE

Contact: Peter D. Thompson, EVP and CFO
(301) 429-4638
FOR IMMEDIATE RELEASE
January 8, 2021
Washington, DC

URBAN ONE, INC. ANNOUNCES PRICING OF $825.0 MILLION SENIOR SECURED NOTES OFFERING
Washington, DC- January 8, 2021 - Urban One, Inc. (“Urban One” or the “Company”) (NASDAQ: UONEK and UONE) today announced that it has priced an offering of $825.0 million in aggregate principal amount of its 7.375% senior secured notes due 2028 (the “Notes”) to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States pursuant to Regulation S under the Securities Act. The Notes will bear interest semi-annually at a rate equal to 7.375% per annum and were offered at par value.
The Notes will be general senior secured obligations of the Company and will be guaranteed on a senior secured basis by certain of the Company’s direct and indirect restricted subsidiaries. The closing of the offering is anticipated to take place on or about January 25, 2021, subject to customary closing conditions.
The Company intends to use the net proceeds from the offering, together with cash on hand, to repay or redeem (1) the loans outstanding under that certain Credit Agreement, dated as of April 18, 2017, by and among the Company, various lenders party thereto, Guggenheim Securities Credit Partners, LLC, as administrative agent, and The Bank of New York Mellon, as collateral agent, (2) the Company's 8.750% Senior Secured Notes due December 2022, (3) the Company's 7.375% Senior Secured Notes due 2022, (4) the loans outstanding under that certain Credit Agreement, dated as of December 4, 2018, by and among the Company, the various lenders party thereto, Wilmington Trust, National Association, as administrative agent and TCG Senior Funding L.L.C., as sole lead arranger and bookrunner, and (5) the loans outstanding under that certain Credit Agreement, dated as of December 4, 2018, by and among Urban One Entertainment SPV, LLC, Radio One Entertainment Holdings, LLC, the various lenders party thereto, Wilmington Trust, National Association, as administrative agent and collateral agent, and TCG Senior Funding L.L.C., as sole lead arranger and bookrunner, and to pay the premium, fees and expenses related thereto.  Upon completion of the offering, these credit facilities will be terminated and the indentures governing the 7.375% Senior Secured Notes due 2022 and the 8.750% Senior Secured Notes due December 2022 will be satisfied and discharged.
The Notes and related guarantees will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.
This announcement is for informational purposes only and is neither an offer to sell nor a solicitation of an offer to buy any of the foregoing securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale is unlawful.
About Urban One

Urban One, Inc. (urban1.com), together with its subsidiaries, is the largest diversified media company that primarily targets Black Americans and urban consumers in the United States. The Company owns TV One, LLC (tvone.tv), a television network serving more than 59 million households, offering a broad range of original programming, classic series and movies designed to entertain, inform and inspire a diverse audience of adult Black viewers. As of January 2021, Urban One currently owns and/or operates 68 broadcast stations (including all HD stations, translator stations and the low power television stations we operate) branded under the tradename “Radio One” in 13 urban markets in the United States. Through its controlling interest in Reach Media, Inc. (blackamericaweb.com), the Company also operates syndicated programming including the Rickey Smiley Morning Show, the Russ Parr Morning Show and the DL Hughley Show. In addition to its radio and television broadcast assets, Urban One owns iOne Digital (ionedigital.com), our wholly owned digital platform serving the African-American community through social content, news, information, and entertainment websites, including its Cassius, Bossip, HipHopWired and MadameNoire digital platforms and brands. We also have invested in a minority ownership interest in MGM National Harbor, a gaming resort located in Prince George’s County, Maryland. Through our national multi-media operations, we provide advertisers with a unique and powerful delivery mechanism to the African-American and urban audiences.

Forward-Looking Statements
Forward-looking statements in this Form 8-K regarding the Notes Offer and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “expect,” “believe,” “anticipate,” “intend,” “plan,” “project,” “will” or “estimate,” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the extent of the impact of the COVID-19 global pandemic or any other epidemic, disease outbreak, or public health emergency, including the duration, spread, severity, and any recurrence of the COVID-19 pandemic, the duration and scope of related government orders and restrictions, the impact on our employees, economic, public health, and political conditions that impact consumer confidence and spending, including the impact of COVID-19 and other health epidemics or pandemics on the global economy; the rapidly evolving nature of the COVID-19 pandemic and related containment measures, including changes in unemployment rate; the impact of political protests and curfews imposed by state and local governments; the cost and availability of capital or credit facility borrowings; the ability to obtain equity financing; general market conditions; the adequacy of cash flows or available debt resources to fund operations; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports).